EXHIBIT 10.18
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 3, 2025 (“Effective Date”) by and between Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company”), and Faisal Qadir (“Executive”).
WHEREAS, the Company desires to continue to employ Executive upon the terms and conditions set forth herein;
WHEREAS, Executive is willing and able to accept such continued employment on the terms and conditions set forth herein; and
WHEREAS, Executive’s continued employment with the Company is expressly conditioned upon the agreement by Executive to the terms and conditions of such employment as contained in this Agreement.
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, which include the provision of certain benefits and compensation to which Executive would not otherwise be entitled or receive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.Employment Duties and Acceptance. Prior to the Effective Date, the Company shall continue to employ Executive, and Executive agrees to continue to be employed by the Company, as Vice President, Strategic Finance and Enterprise Reporting/Actions. Commencing on September 3, 2025, Executive shall commence service as Executive Vice President and Chief Financial Officer of the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”). During the Term (as defined in Section 2 hereof), Executive shall devote substantially all of his working time and best efforts to such employment and perform such duties as Vice President, Strategic Finance and Enterprise Reporting/Actions and subsequently, as Executive Vice President and Chief Financial Officer, in each case including those duties reasonably assigned by the CEO and/or his representatives and/or the board of directors of the Company (the “Board”) or committees thereof. It is understood and agreed that, unless otherwise directed by the Company, Executive shall generally spend approximately two weeks per month at the Company’s St. Louis, Missouri office, spend approximately one week per month at the Company’s Middleton, Wisconsin office and the remainder of each such month remotely. In addition, during the Term, Executive agrees to serve without additional compensation as the Chief Financial Officer and/or as an officer or director of any other subsidiaries or affiliates of the Company, as reasonably requested by the Company. Other than as provided in this Agreement or subsequently specifically and explicitly approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”), Executive shall not be entitled to any other compensation, benefits or severance for Executive’s service to the Company.
2.Term of Employment. Executive’s employment hereunder shall be for a term of one (1) year commencing on October 1, 2025, which term shall automatically extend for successive renewal periods of one (1) year thereafter, in each case subject to an earlier termination of employment as set forth in Section 4 (such period of employment shall be referred to as the “Term”).
3.Compensation and Benefits. During the Term of this Agreement and provided Executive’s employment has not terminated pursuant to Section 4 hereof, in consideration for the performance by Executive of his duties hereunder, the Company shall pay or provide to Executive certain compensation and benefits as set forth in this Section 3 and such other compensation as the Board and/or the Compensation Committee may determine (collectively, “Compensation and Benefits”). Executive agrees to accept the Compensation and Benefits as set forth in this Section 3 in full satisfaction for his performance hereunder and agrees that necessary withholdings for taxes, FICA contributions and the like (including any other applicable withholdings) may be deducted from such Compensation and Benefits.
(a)Base Salary. Executive’s salary shall remain unchanged through September 30, 2025. Commencing on October 1, 2025, Executive shall receive a base salary of Four Hundred and Fifty Thousand Dollars ($450,000) per annum (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s policies and payroll schedule. The Compensation Committee may review from time to time the Base Salary payable to Executive hereunder and may, in its sole discretion, increase Executive’s Base Salary. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.
(b)Bonus. Executive shall remain eligible to receive a Management Incentive Plan bonus (or a comparable successor bonus) for each fiscal year ending during the Term, payable annually in arrears. Commencing with fiscal year 2026, Executive’s “Bonus” (as defined below) shall be based on a target of 75% of the Base Salary and a maximum bonus opportunity of 150% of the Base Salary, provided that in all cases the Company achieves certain annual performance goals as established by the Board and/or Compensation Committee from time to time (the “Bonus”). The Board and/or the Compensation Committee may, in its sole discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for purposes of this Agreement. The Bonus shall be payable in cash in accordance with the Company’s customary practices, but not later than the 75th calendar day following the end of the fiscal year to which the Bonus relates. Except as specifically set forth herein, as a condition precedent to the payment of the Bonus, Executive must remain employed and in good standing with the Company on the date the Bonus is paid. For the avoidance of doubt, for fiscal year 2025, Executive shall remain subject to the terms and conditions of his existing annual cash bonus arrangement with the Company.
(c)Insurance Coverages and Benefits. Executive shall be eligible to participate in such insurance plans and all other benefits (including, but not limited to, medical, dental, and vision), if any, as are made available from time to time by the Company to its executive officers, subject to the terms and conditions of such plans, as may be amended, modified or terminated by the Company in its sole discretion from time to time. Notwithstanding the foregoing, Executive shall not participate in the Company’s executive vice president life insurance program or any supplemental executive retirement plan and shall continue to participate in the Company life insurance program he is enrolled in on the Effective Date (the “Life Insurance Benefit”), subject to the terms and conditions of the Life Insurance

Benefit plan, as it may be amended, modified or terminated by the Company in its sole discretion from time to time.
(d)Long-Term Incentive Plan Award. Executive shall remain eligible to participate in the Company’s Long Term Equity Incentive Program (or comparable successor program) (“LTIP”). Commencing with fiscal year 2026, for each fiscal year ending during the Term, Executive shall be eligible to receive an equity or equity-based award (“LTIP Award”) with a target value of 200% of Base Salary and a maximum value of 250% of Base Salary, with the form(s) of equity and vesting conditions, including time and performance, and other additional terms and conditions substantially similar to grants to other similarly-situated executives of the Company. The determination of target value and other conditions (including time and performance vesting, to the extent applicable) shall be made by the Board and/or the Compensation Committee, in their sole discretion. Both the grant of any LTIP Award and vesting of any LTIP Award shall be in accordance with the terms and conditions of the award agreement for such LTIP Award and the applicable shareholder-approved stock plan and shall be subject to the Board and/or the Compensation Committee’s approval. The terms of any LTIP Award shall be set forth in separate documentation in award agreements (in the Company’s form) and the terms and conditions of such award agreement shall govern in all respects, unless such award agreement explicitly provides otherwise. For the avoidance of doubt, LTIP Awards granted to Executive prior to September 3, 2025 will vest, if at all, in accordance with the terms and conditions of the award agreement for such LTIP Award and the applicable shareholder-approved stock plan.
(e)Vesting of Equity. The vesting of LTIP Awards to Executive shall be as provided in each applicable equity award agreement; provided, however, that such equity award agreements shall be deemed to provide in case of any ambiguity or discrepancy, that in the event of a termination of employment by the Company without Cause (including a termination following a Change in Control, which for the purposes of this Agreement, shall have the meaning ascribed to it in the Company’s omnibus equity plan in effect as of the date hereof), for death or Disability, or by Executive for Good Reason (each as defined in this Agreement), there shall be accelerated vesting of a portion of the unvested outstanding time-based awards which have been granted (pro rata based on the number of days employed during such vesting period) and any other forms of equity awards (including performance based equity or equity based awards) shall be forfeited in their entirety.
(f)Vacation. Executive shall be entitled to four (4) weeks of vacation per year.
(g)Executive Lease Program. Executive shall be entitled to participate in the Company’s Executive Lease Program during the Term for so long as such benefit is available to other similarly-situated executives of the Company.
(h)Other Expenses. Executive shall be entitled to reimbursement of reasonable and documented expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of Executive are reviewable periodically by the

Compensation Committee, the Board and/or their representatives. For the avoidance of doubt, Executive shall not be entitled to reimbursement of accommodation-related expenses incurred or paid by Executive while Executive is performing Executive’s duties at the Company’s St. Louis, Missouri office.
(i)D&O Insurance. Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to Executive upon request.
4.Termination.
(a)Termination by the Company with Cause. The Company shall have the right at any time to immediately terminate Executive’s employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):
(i)the commission by Executive of any deliberate and premeditated act taken by Executive in bad faith against the interests of the Company or the Executive engages in conduct that discriminates against or harasses any employee or other person providing services to the Company on the basis of any protected class such that it would harm the reputation of the Company or its affiliates if the Executive was retained as an employee, as determined by the Company in good faith after a reasonable inquiry;
(ii)Executive has been convicted of, or pleads nolo contendere with respect to any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;
(iii)the habitual drug addiction or intoxication of Executive which negatively impacts his job performance or Executive’s failure of a company-required drug test;
(iv)the willful failure or refusal of Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the CEO, the Board and/or committees thereof, provided (to the extent curable) such failure or refusal continues after ten (10) calendar days of the receipt of notice in writing from the Board or the Compensation Committee of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such failure or refusal is not remedied within such ten (10)-day period, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any twelve (12)-month period; or
(v)Executive materially breaches any of the terms of this Agreement, any other agreement between Executive and the Company or the Company’s polices,

which breach (to the extent curable) is not cured within ten (10) calendar days after notice from the Company to Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such breach is not cured within such ten (10)-day period, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any twelve (12)-month period.
If such definition of termination for “Cause” set forth above conflicts with such definition in Executive’s time-based or performance based equity award agreements (individually, the Stock Agreement and collectively, the “Stock Agreements”), or any agreements referred to therein, the definition set forth herein shall control.
(b)Termination by Company for Death or Disability. The Company shall have the right at any time to terminate Executive’s employment hereunder upon thirty (30) calendar days prior written notice upon Executive’s inability to perform the essential functions of his job, with or without reasonable accommodation, hereunder by reason of any mental, physical or other Disability for a period of at least six (6) consecutive months (for purposes hereof, “Disability” has the same meaning as in the Company’s disability policy), if within thirty (30) calendar days after such notice of termination is given, Executive shall not have returned to the full-time performance of his duties, with or without reasonable accommodation. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of Executive.
(c)Termination by Company without Cause. The Company shall have the right at any time to terminate Executive’s employment for any other reason without Cause upon ninety (90) calendar days prior written notice or immediately with payment of base salary in lieu of notice thereof to Executive. Any failure by the Company to renew the Term of this Agreement shall be deemed a termination by the Company without Cause as of the expiration of the Term for all purposes of this Agreement, unless the failure to renew is because of Executive’s refusal to renew or because a termination has occurred prior to the expiration of the Term.
(d)Voluntary Termination by Executive. Executive shall be entitled to voluntarily terminate his employment hereunder upon ninety (90) calendar days’ prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5(a).
(e)Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment and appointment hereunder for Good Reason if the Company fails to remedy the condition creating the Good Reason within thirty (30) calendar days after receiving written notice from Executive to the Company, and any such termination shall be treated as a termination by the Company without Cause. Written notice of the existence of the condition creating the Good Reason termination must be given by the Executive to the Company within ninety (90) calendar days after the first occurrence of the condition. For this purpose, “Good Reason” shall mean:
(i)any material reduction, not consented to by Executive, in Executive’s Base Salary then in effect;

(ii)[Reserved];
(iii)a substantial diminution not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties;
(iv)a breach by the Company of any of its material obligations under this Agreement; or
(v)the failure of the Company to obtain the agreement for any successor to the Company to assume and agree to perform this Agreement.
(f)Notice of Termination. Any termination (except due to the death of Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement based on the notice period required in this Agreement. The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights under this Agreement.
(g)Upon termination of Executive’s employment with the Company, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all positions, offices, directorships, memberships, and other positions he held with the Company and its affiliates, and Executive shall execute any documents reasonably required to effectuate the foregoing. Executive’s prompt execution of such documents shall be a condition precedent to the receipt of severance benefits as set forth in this Agreement and failure to do so shall result in a termination for Cause.
5.Effect of Termination of Employment.
(a)Termination by the Company with Cause or Voluntarily by Executive. If during the Term, the Executive’s employment is terminated by the Company with Cause or if Executive voluntarily terminates his employment without Good Reason hereunder, Executive’s Compensation and Benefits specified in Section 3 shall cease at the time of such termination, and Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Upon any such termination of employment, the Company shall promptly pay to Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with the Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements. If the Executive’s employment is terminated for Cause or Executive voluntarily terminates his employment without Good Reason

(at a time when grounds for Cause does not exist) then all of Executive’s unvested equity shall be forfeited.
(b)Termination Without Cause, for Good Reason, Death or Disability. If during the Term, the Executive’s employment is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason pursuant to Section 4(e), or (iii) by reason of death or by the Company for Disability, Executive’s Compensation and Benefits specified in Section 3 shall cease at the time of such termination, and Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination. Upon any such termination of employment, the Company shall promptly pay to Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with the Company policy, and accrued benefits under the Company’s benefit plans, programs and arrangements. Without limiting the foregoing and provided Executive executes a separation agreement with a release of claims in form and content agreeable to the Company, as further set forth in Section 5(b)(vi) below, within fifty-five (55) calendar days of such termination of employment (or such longer applicable time period if required by applicable law) and Executive adheres to the restrictions set forth in Sections 6 and 7 below, the Company shall pay Executive the amounts and provide Executive the benefits as follows:
(i)The Company shall pay to Executive as severance, an amount in cash equal to (A) one and one-half (1½) times Executive’s Base Salary, and (B) one (1) times the annual Bonus at target pursuant to any annual bonus or annual cash incentive plan maintained by the Company in respect of the fiscal year in which the termination occurs, such cash amount to be paid to Executive ratably monthly in arrears over the 18-month period immediately following such termination. Additionally, the Company shall promptly pay to Executive, in cash, following a termination under this Section 5(b), a pro rata portion of the annual Bonus applicable to the fiscal year in which termination occurs based on the amount Executive would have earned for the fiscal year in which termination occurs if Executive’s employment had not ceased. Such pro-ration shall be based on the number of weeks Executive worked during such fiscal year prior to such termination divided by 52. Payment of this pro-rated Bonus amount will be made in cash at the same time at which a Bonus would have been paid to Executive for the fiscal year in which termination occurs if Executive’s employment with the Company had not terminated. In addition, the Company shall pay the Executive any earned but unpaid bonus for the year prior to such termination, to the extent such year was completed and a bonus was earned but not yet paid. Payments otherwise receivable by Executive pursuant to this Section 5(b)(i) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof.
(ii)For the 18-month period immediately following such termination, the Company shall arrange to provide Executive and his dependents the additional medical and dental benefits specified in Section 3(c) substantially similar to those provided to other executives of the Company, subject to Executive timely electing COBRA coverage. Benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof. In addition, benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to Executive during the 18-month period following Executive’s termination of employment (and any such benefits received by or made available to Executive shall be reported to the Company by Executive).
(iii)The vesting of the Executive’s outstanding equity awards shall be accelerated in accordance with and to the extent set forth in Section 3(e).
(iv)The Company shall use commercially reasonable efforts to allow (but shall have no financial obligations in connection therewith) Executive to, at Executive’s sole expense: (A) transfer to Executive or have Executive purchase any vehicle leased by the Company under the Company’s Executive Lease Program and used by Executive at the time of such termination; and (B) transfer ownership of any insurance policy under Executive’s Life Insurance Benefit to himself and assume sole responsibility for continuing the policy.
(v)If Executive’s employment with the Company terminates during the Term and Executive is eligible for benefits under this Section 5(b), Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Section 5(b), and there shall be no reduction or offset of such payments, except as provided in Section 5(b)(ii), following Executive’s obtaining any other employment.
(vi)A condition precedent to the Company’s obligations to pay or provide the severance and benefits in this Agreement shall be the Executive’s compliance with Section 4(g) and Executive’s execution and delivery within fifty-five (55) days following his termination of employment (or such longer applicable time period if required by applicable law) of a timely, effective and irrevocable release of claims in favor of the Company and its affiliates, in the form and content provided by the Company (such condition, the “Release Condition”). If the Executive fails to execute and deliver such release of claims within such fifty-five (55) day period (or such longer applicable time period if required by applicable law), or if he revokes such release as provided therein, then he shall not receive the payments and benefits provided in Section 5(b)(i), 5(b)(ii), 5(b)(iii) and 5(b)(iv) or any other payment to which he is not otherwise entitled, except as provided in this Agreement. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 9(b) below) provided that the Release Condition is satisfied.
6.Agreement Not to Compete.
(a)Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 1% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar and competitive to those products and services developed, designed or sold by the Company). The “Non-Competition Period” is the period of Executive’s employment hereunder plus a period of 18 months immediately thereafter. In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business, the parties agree that the geographic scope of this covenant not to compete shall extend to North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business; provided, that in the event that the geographic scope of North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business is found to be overly broad by a final, non-appealable judgment of a court of competent jurisdiction, the geographic scope shall extend to North America; provided, further that in the event that the geographic scope of North America is found to be overly broad by a final, non-appealable judgment of a court of competent jurisdiction, the geographic scope shall extend to the United States of America.
(b)Without limiting the generality of Section 6(a) above, Executive further agrees that during the Noncompetition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away or otherwise contact any of the Company’s customers, vendors, or suppliers with whom Executive had contact, responsibility for, or had acquired confidential information about by virtue of his employment with the Company at any time during his employment, if such contact is for the general purpose of competing with the Company or interfering with the Company’s operations during the Non-Competition Period.
(c)Executive agrees that during the Non-Competition Period, he shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant during the twelve (12) month period preceding such activity, without the Company’s written consent. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.
(d)The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by Executive, to the extent permitted by law.
(e)Executive hereby agrees not to defame or disparage the Company or its current or former affiliates and their respective current or former officers, directors, members or employees. Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its current or former affiliates and their respective current or former officers, directors, members or employees.
(f)For purposes of this Section 6 and Section 7 below, the “Company” refers to the Company, and any current or former incorporated or unincorporated affiliates or subsidiaries of the Company, and any successors or assigns of the foregoing.
7.Secret Processes and Confidential Information.
(a)Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by Executive from the Company and any confidential information or materials of other parties received by Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer or vendor information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques, know-how and negative know-how, product developments, inventions, technical data, ideas, forecasting reports, marketing techniques and materials, cost information, margin information, information regarding the Company’s interactions with third parties, governmental entities and personnel, personnel data, employee compensation, salary, and benefits, performance reviews, and business plans, ideas or practices. Confidential information or materials shall not include any information that has entered or enters the public domain through no fault of Executive, was already in Executive’s possession or was available to Executive in a non- confidential basis before disclosure, is independently developed by Executive without using the confidential information or materials or the Company’s resources, or is based on Executive’s general knowledge or skills. As to confidential information or materials that constitute a trade secret, the restrictions in this paragraph shall last for as long as the item qualifies as a trade secret under federal or state law. The restriction on Executive’s use or disclosure of the confidential information or materials that do not constitute a trade secret shall remain in force during Executive’s employment hereunder and at all times thereafter. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another entity, organization, association or person, or from being gainfully self-employed. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.
(b)Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by Executive during the period of Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from Executive’s use of the Company’s premises or property (collectively called the “Inventions”). Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and Executive hereby assigns to the Company all of Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. Executive agrees to assist the Company, at the Company’s expense, to obtain, maintain, and, from time to time, enforce patents and copyrights on the Inventions, which assistance shall include Executive’s execution of any such instruments or the performance of any such acts as may be reasonably requested by the Company to perfect the Company’s ownership of all legally protectable rights in any Inventions. To the extent that any such rights or interests cannot be assigned under applicable law, and to the extent allowed by applicable law, Executive hereby waives such rights and consents to any action of the Company that otherwise would violate such rights in the absence of such waiver or consent. For the avoidance of doubt, nothing in this paragraph requires Executive to assign or offer to assign to the Company any invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.
(c)Upon the request of the Company, and, in any event, upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property, whether in paper or electronic form, including, but not limited to, all files, memoranda, documents, records, letters, texts, messages, emails, any other correspondence (including communication through apps), documents, passwords, data, records, notes, drawings, manuals, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company, and all other tangible information in whatever form which pertains to the Company, and Executive will not retain any such property, information or any reproduction or excerpt thereof. In addition, upon the Company’s request, Executive agrees to and shall also provide to (i) the Company’s IT department (physically or through cloud computing or both, in each case at the election of the Company) for removal of any information of the Company, any device (whether used for personal or work purposes), including the Executive’s iPad, iPhone and/or personal computer/tablet/phone, that contains Company information and (ii) the Company any and all access codes, passwords or other assistance necessary to gain access to any computer, program or other equipment that belongs to the Company, is maintained by the Company or on Company property, or that contains Company information. Further, Executive acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops. Notwithstanding the foregoing, Executive shall be entitled to retain a copy of any documents relating to Executive’s compensation and benefits and any post-employment obligations to which Executive may be subject. Nothing in this Agreement or elsewhere shall prevent Executive from retaining his desk calendars, address book and rolodex, but not the contact information of any customers, vendors, or suppliers of the Company.
(d)Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

(e)Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority. Executive does not need the prior authorizations of the Company to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company if he engages in any such cooperation, reports, communications or disclosures.
(f)Nothing in this Agreement (or any Confidentiality Agreement) diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any Confidentiality Agreement) is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(i)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
(g)The sections and subsections in Sections 6 and 7 of this Agreement shall be considered separate and independent from each other and any other sections and/or subsections of this Agreement. No invalidity of any one of those provisions shall affect any other section or provision of this Agreement, and, as such, the remaining provisions will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any court of competent jurisdiction holds the geographic, business, or temporal scope of any non-competition, non-solicitation, or confidentiality provision in this Agreement to be invalid or unenforceable, then such restrictive covenant will be construed as a series of parallel restrictive covenants and the geographic, business, or temporal scope of such restrictive covenant will be deemed modified (including by application of any “blue pencil” doctrine under applicable law) to the minimum extent necessary to render such restrictive covenant valid and enforceable.
8.Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one (1) business day after delivery to an overnight delivery courier, or (d) on the fifth (5th) calendar day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:
(a)For notices and communications to the Company:
Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, Wisconsin 53562
Facsimile: (608) 278-6363
Attention: General Counsel
(b)For notices and communications to Executive: at the address set forth in the records of the Company, as updated at the request of Executive from time to time.
Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
9.Section 409A.
(a)This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. This Agreement may be amended at any time, without the consent of Executive, to avoid the application of Section 409A in a particular circumstance or to satisfy any of the requirements under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
(c)Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.
(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Each installment or amount separately payable under Section 5(b) shall be treated as a separate payment for purposes of Section 409A.
10.General.
(a)Dispute Resolution. To the maximum extent permitted by law, any dispute or claim relating to or arising out of this Agreement or Executive’s employment with the Company, other than relating to Sections 6 and 7 of this Agreement (collectively “Disputes”), both Executive and the Company agree to arbitrate such Disputes and agree that such Disputes will be resolved by binding arbitration conducted by the American Arbitration Association (“AAA”). This Section 10(a) of this Agreement is an agreement to arbitrate and is a contract governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. Arbitration will be held in the state of Delaware in accordance with the AAA’s National Rules for the Resolution of Employment Disputes; provided, however, that for any employee who primarily resides and works in California, discovery shall be permitted to the full extent authorized by the California Code of Civil Procedure, and the time limitations of California law shall apply, and California law shall apply to motions for summary adjudication, summary judgment, and/or other similar motions. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Delaware. The party seeking arbitration shall be entitled to the recovery of its attorney’s fees and costs incurred in such arbitration to the extent permitted or provided by applicable law, provided that such party prevails at such arbitration. The parties shall mutually select an arbitrator. The parties mutually agree that the arbitrator shall have no authority to award punitive or exemplary damages to the prevailing party, unless otherwise permitted or required by applicable law. Each party shall pay fifty percent (50%) of the cost of the arbitration, except that any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction shall be borne by the Company. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO PURSUE ANY CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE CLAIMS TO THE MAXIMUM EXTENT ALLOWED BY LAW. To the extent a class or collective action or representative claim may not be waived, Executive agrees to stay any such claims until after all claims subject to arbitration are fully resolved. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that Executive is precluded from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority.
(b)Claims under Section 6 or 7. With respect to any controversy, claim or dispute under Section 6 or 7 of this Agreement, the parties each hereby irrevocably submits to the exclusive jurisdiction of any federal court of the United States located in the State of Delaware or in a State Court in Delaware. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 6 or 7 of this Agreement in a forum other than a forum described in this Section 10(b); provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10(b) or enforcing any judgment obtained by the Company. The agreement of the parties to the forum described in this Section 10(b) is independent of the law that may be applied in any suit, action, or proceeding, and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10(b), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 10(b) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
(c)Waiver of Jury Trial; Service. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that service of process may be made on such party by mailing copies of such process to such party at such party’s address as specified in Section 8 and that service made pursuant to the foregoing shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
(d)Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.
(e)Mutual Negotiations; Representation of Counsel. This Agreement is the result of mutual negotiations between Executive and the Company. Executive acknowledges and agrees that Executive was individually represented by legal counsel of Executive’s own choosing during the negotiation of this Agreement, including the provisions regarding venue, forum, choice of laws, and the restrictive covenants contained in Sections 6, 7, 10(a), 10(b), 10(c), and 10(d), and that Executive has agreed to all terms in this Agreement based upon legal counsel’s advice and counsel.
(f)Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(g)Successors and Assigns. This Agreement shall be binding upon Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(h)Entire Agreement. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof. This Agreement shall supersede Executive’s Restrictive Covenant and Severance Agreement with the Company dated December 23, 2020 and any other similar employment, offer letter or severance agreement with the Company (other than any LTIP award agreements and Confidentiality Agreements), which such agreements (other than any LTIP award agreements and Confidentiality Agreements) shall terminate and be of no force and effect upon effectiveness of this Agreement.
(i)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile (including by “pdf’) shall be deemed effective for all purposes.
(j)Mitigation. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
(k)Equitable Relief. Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of posting bond or proving the actual damage to the Company. If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.
(l)Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b), 7(c), 10(a), 10(b), 10(c), 10(d), and 10(k) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a), 7(b), 7(c), 10(a), 10(b), 10(c), 10(d), and 10(k) should (x) Executive challenge those obligations or (y) any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions and the Executive does not honor those provisions, in each such case then Executive shall not receive the pay and benefits provided for in this Agreement following termination (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits, with the exception of $1,000 that will be deemed consideration for the post-termination release of claims, to the Company within ten (10) calendar days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment. Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(m)Construction. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party. All determinations and actions permitted to be taken under this Agreement by or on behalf of the Company (including by the Board or any committee thereof) may be taken in the sole discretion of the Company and/or the Board or any committee thereof.
(n)Cooperation. Executive agrees to cooperate with and assist the Company, during the Term and for the six (6) years immediately thereafter, as requested by the Company, including: (i) by being reasonably available to testify on behalf of the Company or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any affiliate in any such action, suit or proceeding; (ii) by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company or any affiliate, as reasonably requested; and (iii) by otherwise providing information, signing documents, or providing other assistance requested by the Company; provided that such obligation to cooperate with and assist the Company does not unreasonably interfere with Executive’s business or personal affairs. The Company agrees to reimburse Executive for all reasonable out-of-pocket expenses actually incurred and reasonably detailed and documented by Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section 10(n), so long as such expenses are approved in advance and are allowable under applicable law, as determined by the Company in its sole discretion.
(o)Tax Withholding. The Company and its affiliates may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(p)Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
(q)Representations of Executive. Executive represents, warrants and covenants that as of the date hereof and as of the date Executive continues employment with the Company under this Agreement: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.
(r)Clawback; Company Policies. The Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by applicable award agreement, the Bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement. Executive further acknowledges and agrees that he will be subject at all times to all other Company policies applicable to its executives from time-to-time, including but not limited to the Company’s Stock Ownership Guidelines and Holding Requirements (the “Company Policies); provided that, for the avoidance of doubt, in the event of a conflict between the terms of an applicable Company Policy and the express terms of this Agreement, the terms of this Agreement shall control.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SPECTRUM BRANDS HOLDINGS, INC.
By:
Name:     Ehsan Zargar
Title:    EVP, General Counsel and Corporate Secretary

EXECUTIVE
By:
Name:    Faisal Qadir

20